EXHIBIT 10.40
CHANGE IN CONTROL
SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (this “Agreement”) is entered into as of December 15, 2006 (the “Effective Date”), by and between W. Todd Myers (the “Executive”) and SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
Recitals
A. The Executive is a key member of the management of the Company, and the Board of Directors of the Company (the “Board”) considers it to be in the best interests of the Company and its stockholders to foster the retention of its key management personnel and to create uniformity in the terms of conditions of the severance and other benefits to which the Executive and its other key management personnel are entitled upon certain terminations of the Executive’s or such other key management personnel’s employment or upon a Change in Control (as defined below).
B. The Board recognizes that from time to time the Board may consider the possibility of an acquisition transaction or change in control event. The Board further recognizes that such events, and the uncertainties that such events may create among management, can be a distraction to the Executive and can cause the Executive to consider or pursue alternative employment opportunities. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to remain with the Company and to provide the Company with the continued dedication and objectivity of the Executive notwithstanding the possibility of a Change in Control to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.
C. The Company and the Executive desire this Agreement to be the complete, final and exclusive agreement between the Company and the Executive relating to the benefits to which the Executive is entitled upon termination of the Executive’s employment or upon a Change in Control, and further desire that this Agreement shall supersede certain provisions of the offer letter dated November 16, 2005 with the Executive (the “Offer Letter”), with regard to the benefits to which the Executive is entitled upon termination of the Executive’s employment or upon a Change in Control.
D. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided herein.
Agreement
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:

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     1. Term of Agreement. This Agreement shall remain in effect from the Effective Date until the date when the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 4 below.
     2. Definitions of Terms.
          (a) Definition of Cause. For all purposes under this Agreement, “Cause” shall mean, with respect to the Executive, the occurrence of one or more of the following events:
               (i) acts or omissions deemed by the Board to constitute gross negligence, recklessness, willful misconduct or dishonesty on the part of the Executive with respect to the Executive’s obligations under this Agreement or otherwise relating to the business of the Company;
               (ii) the Executive’s willful, material breach of this Agreement or of the Offer Letter;
               (iii) the Executive’s conviction or entry of a plea of guilty or nolo contendere for fraud, misappropriation or embezzlement, or of any felony;
               (iv) the Executive’s material breach of Executive’s fiduciary duty toward the Company;
               (v) the Executive’s material breach of any element of the Company’s Confidential Information and Invention Assignment Agreement, including without limitation, the Executive’s theft, dilution, or other misappropriation or careless treatment of the Company’s proprietary information;
               (vi) the Executive’s inability to perform all of the essential functions and duties of the Executive’s position, with or without reasonable accommodation other than for reason of temporary illness; or
               (vii) the Executive’s death.
          (b) Definition of Change in Control. For all purposes under this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the date of this Agreement:
               (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

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               (ii) the consummation of the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated) other than to an entity of which the Company owns at least 50% of the voting stock so long as the sale or disposition is not under duress of the Company’s financial hardship;
               (iii) the consummation of a merger or consolidation to which the Company is a party that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
          (c) Definition of Good Reason. For all purposes under this Agreement, “Good Reason” shall mean, with respect to the Executive, the occurrence of one or more of the following, without the Executive’s express written consent and for which the Executive has given the Company express written notice within thirty (30) days following such occurrence (provided that no advance written notice shall be required in the case of an occurrence contemplated by Section 2(c)(iv) below):
               (i) a material reduction in the Executive’s duties, title, position, level of authority, reporting relationship or responsibilities relative to the duties, title, position, authority, reporting relationship or responsibilities in effect immediately prior to such reduction, including, without limitation, (A) in the event the Executive is a member of the Board at the time of a Change in Control, the Executive ceases to serve as a member of the Board of the ultimate parent corporation that controls the operations of the Company, (B) in the event the Executive is the most senior executive in a particular function, in connection with a Change in Control, the Executive ceases to be the most senior executive in such function, (C) in the event the Executive performs at the time of a Change in Control external duties typical in a public company, the Executive ceases to perform such duties or (D) any other such reduction attributable to the fact that the Company ceases to be a public company as a result of a Change in Control;
               (ii) a reduction in the Executive’s base salary, bonus or other cash incentive compensation opportunity as in effect immediately prior to such reduction for any reason other than in connection with, and proportionate to, a company-wide pay reduction;
               (iii) an increase in the Executive’s one-way driving distance from the Executive’s principal personal residence to the principal office or business location at which the Executive is required to perform services of more than 35 miles; or

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               (iv) an increase in required travel for the Company’s business to an extent not substantially consistent with the Executive’s business travel obligations immediately prior to the Change of Control.
     Notwithstanding the forgoing, “Good Reason” shall not include any of the foregoing occurrences, and Executive’s resignation shall not be deemed a resignation for Good Reason as a result of an occurrence if, prior to Executive’s resignation as a result of an occurrence or occurrences that would otherwise be included within the definition of “Good Reason”, Executive has accepted employment with another company whereby Executive’s duties, title, position, level of authority, reporting relationship or responsibilities, or Executive’s base salary, bonus or other cash incentive compensation opportunity, or Executive’s one-way driving distance or required travel, as the case may be, is no more favorable to Executive than that in effect at the Company at the time of such resignation which would otherwise have given rise to a resignation for Good Reason by Executive (e.g., if Executive accepts employment with another company for a reduced salary and title (as compared to Executive’s then current salary and title at the Company) prior to a salary and title reduction at the Company (which Company reductions would otherwise have been covered by Sections 2(c)(i) and 2(c)(ii)), then Executive would not be entitled to resign for Good Reason as a result of such salary or title reduction if the salary and title at the other company are no more favorable to Executive than Executive’s reduced salary and title at the Company at the time of Executive’s resignation).
     3. Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control, immediately prior to the occurrence of such Change in Control, the vesting of each Company equity award held by the Executive shall accelerate (and be released from any repurchase option in favor of the Company, if applicable) by the number of shares subject to such equity award that would have otherwise been vested on the date that is twelve (12) months after the effective date of the Change in Control.
     4. Compensation Upon Termination.
          (a) Compensation Upon Termination For Any Reason. Upon the Executive’s termination, the Company shall pay the Executive’s base salary and any accrued and unused vacation benefits earned through the effective date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement other than with respect to a termination covered by Section 4(c) and/or Section 4(d) hereof.
          (b) Effective Release. The Executive shall not receive any of the severance payments or benefits set forth under Section 4(c) and Section 4(d) hereof, as applicable, unless the Executive furnishes the Company with an effective waiver and release of claims (the “Release”) in the form attached hereto as Exhibit A or in such other form as the Company may reasonably specify.
          (c) Benefits Upon Termination By the Company Without Cause. Subject to Section 4(b) hereof, in addition to the payment to the Executive of the amounts owed to the Executive pursuant to Section 4(a) above, if the Executive’s employment is terminated by the Company without Cause at any time prior to a Change in Control or more than twelve (12)

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months after a Change of Control, the Company shall provide the following benefits. Commencing on the pay date next following the Executive’s termination, the Company shall continue to pay the Executive’s base salary until the end of the period following the termination of the Executive’s employment equal to twelve (12) months (the “Severance Period”), subject to acceleration of such payments into a lump-sum cash severance payment in accordance with Section 4(d)(i)(2) hereof in the event of a Change in Control within three (3) months after the date of termination of the Executive’s employment. Such severance payments shall be subject to standard deductions and withholdings and, unless such payments are accelerated into a lump-sum payment in accordance with Section 4(d)(i)(2), shall be paid on the Company’s regular payroll dates and in accordance with its regular payroll practices. For purposes of calculating the amount to be paid pursuant to this Section 4(c), the Company shall use the Executive’s base compensation in effect on the date of termination. For the avoidance of doubt, severance payments payable to the Executive if the Executive’s employment is terminated without Cause upon or within twelve (12) months following a Change of Control shall be governed by the provisions of Section 4(d)(i)(1) below.
          (d) Benefits Upon Termination in Connection With a Change in Control. Subject to Section 4(b) hereof, in addition to the payment to the Executive of the amounts owed to the Executive pursuant to Sections 4(a) and 4(c) above, if within three (3) months before or twelve (12) months following the occurrence of a Change in Control, the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, the Company shall provide the following additional severance benefits:
               (i) Severance.
                    (1) Termination without Cause upon or following a Change in Control; Resignation for Good Reason prior to or following a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason upon or within twelve (12) months following the occurrence of the Change in Control, then the Company shall pay to the Executive a lump sum cash severance payment in an amount equal to twelve (12) months of the Executive’s then-current base salary amount within 10 days following the date of the Executive’s termination. If the Executive resigns for Good Reason within three (3) months prior to the occurrence of a Change in Control, then the Company shall pay to the Executive a lump sum cash severance payment in an amount equal to twelve (12) months of the Executive’s then-current base salary amount within 10 days following the date of the occurrence of the Change in Control. Such lump-sum severance payment shall be subject to standard deductions and withholdings. For purposes of calculating the amount to be paid pursuant to this Section 4(d)(i)(1), the Company shall use the Executive’s base compensation in effect on the date of termination.
                    (2) Termination Without Cause Prior to a Change in Control. If the Company terminates the Executive’s employment without Cause within three (3) months prior to the occurrence of a Change in Control, then commencing on the pay date next following the Executive’s termination, the Company shall continue to pay the Executive’s base salary until the end of the period following the termination of the Executive’s employment equal to twelve (12) months. Such severance payments shall be subject to standard deductions and withholdings and paid on the Company’s regular payroll dates and in accordance with its regular payroll

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practices. Such severance payments shall be reduced by the amount of any severance payments paid to the Executive prior to the Change in Control pursuant to Section 4(c) hereof (e.g., if the Executive has received two (2) months of severance payments pursuant to Section 4(c) prior to the Change in Control, then the Executive would be entitled to severance payments equal to ten (10) months of Executive’s base salary pursuant to this Section 4(d)(i)(2) in lieu of any remaining severance payment amounts that would otherwise have been payable pursuant to Section 4(c)). For purposes of calculating the amount to be paid pursuant to this Section 4(d)(i)(2), the Company shall use the Executive’s base compensation in effect on the date of termination. Notwithstanding the foregoing, in the event that the Change in Control described in this Section 4(d) is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and the regulations and other guidance thereunder, then any remaining portion of the aggregate severance payments that has not yet been paid to the Executive will instead be paid in a single lump-sum payments within 10 days following such Change in Control.
               (ii) Acceleration of Vesting of Equity Awards. All Company equity awards held by the Executive shall vest in full (and be released from any repurchase option in favor of the Company, if applicable) as of the date of the Executive’s termination of employment and the Executive shall have continued exercisability of each Company stock option held by the Executive (if any) for twelve (12) months; provided, however, that for stock options granted prior to the Effective Date, if the Company determines that such continued stock option exercisability would cause such stock option to be treated as covered by Section 409A of the Code or would cause the Executive to become subject to the immediate taxation prior to the date of exercise, additional tax and interest under Section 409A of the Code, then any such stock option then held by the Executive shall remain exercisable only until the earlier of (1) the date twelve (12) months after the date of termination, or (2) the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended pursuant to this Section 4(d)(ii) (based on the terms of the stock option at the original grant date); provided, however, that such stock options shall not be exercisable after the expiration of its maximum term.
               (iii) Bonus. The Executive shall receive a lump-sum cash payment in an amount equal to the Executive’s full target bonus amount for services to be performed during the year in which the Change in Control occurs, less standard deductions and withholdings. The lump-sum payment contemplated by this Section 4(d)(iii) shall be made on the date that is the later of (x) 10 days following the date of the Executive’s termination or (y) 10 days following the occurrence of such Change in Control.
               (iv) Benefits. Assuming the Executive timely and accurately elects to continue his or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums for the Executive and his or her qualified beneficiaries until the earliest of (i) the end of the period following the termination of the Executive’s employment equal to twelve (12) months, (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Executive becomes eligible for health insurance benefits provided through a subsequent employer.

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               (v) Indemnification. The Executive shall continue to be entitled, for any period that the Executive served as an officer or director of the Company, and effective until the expiration of all applicable statute of limitations periods, to (i) all indemnification rights provided under any indemnification agreements between the Executive and the Company or provided by the Company’s certificate of incorporation and bylaws or otherwise in effect at the time of the Executive’s termination of employment and (ii) coverage under any officers’ and directors’ liability insurance policy in effect at the time of the Executive’s termination of employment.
     5. Section 409A of the Internal Revenue Code and Specified Employees. If the Company determines that any of the severance benefits payable to the Executive pursuant to Section 4 fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code which applies to specified employees of publicly traded companies, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the severance benefits payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary (e.g., payments to which the Executive would otherwise be entitled during the first six months following separation from service shall accumulate and be paid at the expiration of such period, unless a permitted distribution event occurs during such period) so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to Section 4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.
     6. Parachute Payments.
          (a) If any payment or benefit the Executive would receive pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the

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following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.
          (b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
          (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.
     7. Successors.
          (a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by this Agreement by operation of law. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.
          (b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.

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     8. Miscellaneous Provisions.
          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S, registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Waiver; Modification. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Company and the Executive acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          (d) Integration. This Agreement, including Exhibit A contains the complete, final and exclusive agreement of the Company and the Executive relating to the to the benefits to which the Executive is entitled upon termination of the Executive’s employment or upon a Change in Control, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Company and the Executive with regard to the benefits to which the Executive is entitled upon termination of the Executive’s employment or upon a Change in Control, including without limitation the change in control provisions of the Offer Letter. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.
          (f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
          (g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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          (h) At-Will Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company is “at will,” and subject to the provisions of this Agreement, may be terminated at any time and for any reason whatsoever by the Executive or the Company, with or without Cause and with or without advance notice. This “at-will” employment relationship cannot be changed except in a writing signed by the Chairman of the Board or other authorized designee of the Board.
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10.

     In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Todd Myers

W. Todd Myers

SGX Pharmaceuticals, Inc.

By	/s/ Jean-Francois Formela

Title	Director

1.

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
[To be signed and delivered following termination]
     In consideration of the payments and other benefits to be provided pursuant to the Change In Control Severance Agreement dated                     , 2006 to which this form is attached (the “Agreement”), I, W. Todd Myers, hereby furnish SGX Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     I hereby generally and completely release and forever discharge the Company and its directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my wages, compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in [his/her] favor at the time of executing the release, which if known by him must have materially affected [his/her] settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA, and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days to consider this Release and Waiver (although I may choose to voluntarily execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver by the parties to revoke the Release and Waiver; and (e) this Release and Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date I execute this Release and Waiver. No payment will be made to me until this Release and Waiver has become effective.

Date:

W. Todd Myers